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                                                                     EXHIBIT 4.4


                               EOG RESOURCES, INC.
                               1996 DEFERRAL PLAN


         EOG Resources, Inc. (the "Company") hereby amends and restates a non-qualified deferred compensation program for certain of its employees and outside directors as described herein. The following shall constitute the terms of the EOG Resources, Inc. 1996 Deferral Plan (the "Deferral Plan"), as amended and restated, effective May 8, 2001 (the "Effective Date").


I. PURPOSE

         To allow key employees and outside directors of the Company to reduce current compensation and thereby reduce their current taxable income, earn an attractive, tax-free rate of growth on monies deferred, and accumulate funds on a tax-favored basis which can be used for retirement planning or other future financial objectives.


II. ADMINISTRATION

         2.1 Committee; Duties. This Plan shall be administered by a Committee which shall consist of not more than three (3) persons appointed by the Chief Executive Officer of the Company. Members of the Committee may be Participants under this Plan. The Committee shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. The Committee shall have the sole discretionary authority and all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty:

                  a. To make rules, regulations and procedures for the administration of the Plan which are not inconsistent with the terms and provisions hereof, provided such rules, regulations and procedures are evidenced in writing and copies thereof are delivered to the Company;

                  b. To construe and interpret all terms, provisions, conditions and limitations of the Plan;

                  c. To correct any defect, supply any omission, construe any ambiguous or uncertain provisions, or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect;

                  d. To employ and compensate such accountants, attorneys, investment advisors and other agents and employees as the Committee may deem necessary or advisable in the proper and efficient administration of the Plan;

                  e. To determine all questions relating to eligibility;


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                  f. To determine the amount, manner and time of payment of any benefits hereunder and to prescribe procedures to be followed by distributees in obtaining benefits;

                  g. To prepare, file and distribute, in such manner as the Committee determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974, as amended;

                  h. And to make a determination as to the right of any person to receive a benefit under the Plan.

         2.2 Agent. In the administration of this Plan, the Committee may, from time to time, employ an agent and delegate to it such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to the Company.

         2.3 Binding Effect of Decisions. The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan and shall not be subject to appeal except as provided in Section XIII.

         2.4 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.


III. ELIGIBILITY

         3.1 Participation. Key management and highly compensated employees of the Company as determined by the Committee as well as outside directors of the Company are eligible to be designated a participant ("Participant") under the Plan.

         3.2 Minimum and Maximum Deferral. Each Participant may elect in writing to defer up to 50% of his regular salary and up to 100% of his annual bonus payable in cash, subject to such limits as the Company may establish from year to year and to the following Plan provisions. Outside director Participants may defer up to 100% of fees annually. The minimum deferral for each category of compensation deferred (i.e., salary, bonus or director fees) must be at least $2,000 for any deferral year.

         3.3 Irrevocable Election. Elections to defer compensation shall be irrevocable and shall be made prior to the first day of the calendar year during which the compensation to be deferred shall be earned and payable, except that, employees becoming newly eligible may elect within thirty (30) days after eligibility for the Plan to defer compensation to be earned for services performed in the balance


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of the year remaining after the date the deferral election is made. Such newly eligible employees shall be deemed, for all other Plan purposes, to have made the deferral election on the immediately preceding December 31.

         3.4 Suspension of Deferral Commitment. The Committee may, in its sole discretion upon the Participant's written request, suspend the deferral of his salary that would otherwise occur under the deferral election, if it finds that the Participant has suffered a financial hardship. The suspension will take effect only with respect to deferrals which have not already been credited to his deferred compensation account. The Participant's written request for suspension of salary deferrals must be filed with the Committee on or before the 15th day preceding the regular payday on which he desires the suspension to take effect.

         3.5 Stock Option Deferral. Participants, designated by the Committee, may make an advance written election to defer receipt of shares of EOG Resources, Inc. common stock from the exercise of a stock option granted under a stock plan sponsored by the Company, when such exercise is made by means of a stock swap using shares owned by the Participant. Elections to defer receipt of such shares shall be made pursuant to guidelines established by the Committee, and the value of such shares shall be credited to the Phantom Stock Account of the Participant. A deferral credited to a Participant's Phantom Stock Account shall be in an amount equal to the number of shares deferred multiplied by the per share exercise price of the exercised stock option, and shall be treated as if the amount of the deferral had purchased shares of EOG Resources, Inc. common stock at such per share exercise price.

         3.6 Restricted Stock/Phantom Stock Unit Deferral. Participants, designated by the Committee, may make an advance written election to defer receipt of shares of EOG Resources, Inc. common stock to be released according to a grant to them of Restricted Shares or Phantom Stock Units under a stock plan sponsored by the Company. Elections to defer receipt of such shares shall be made pursuant to guidelines established by the Committee, and the value of such shares shall be credited to the Phantom Stock Account of the Participant. A deferral credited to a Participant's Phantom Stock Account shall be in an amount equal to the number of shares deferred multiplied by the closing price of a share of EOG Resources, Inc. common stock as reported in the "NYSE - Composite Transactions" section of the Midwest Edition of the Wall Street Journal on the date the shares deferred otherwise would have been released to the Participant or, if no prices are so reported on such day, on the last preceding day on which such closing price was actually reported, and shall be treated as if the amount of the deferral had purchased shares of EOG Resources, Inc. common stock at such closing price.

         3.7 Company Deferral Contribution. As of any date selected by the Company, the Company may make Company Deferrals on a Member's behalf in such amount, if any, as the Company shall determine in its sole discretion, and to any investment account under the Plan. Such Company Deferrals may be made on behalf of some Participants to the exclusion of others, and may vary among individual Participants in amount and/or with respect to the investment account in which they may be credited.


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IV. INVESTMENT CHOICES

         Participants may choose to have their deferrals of compensation treated as having been invested in two types of investment accounts. These are not mutually exclusive choices. A percentage of the deferred compensation may be allocated to either account or the entire deferral may be allocated to only one account. However, the allocation is irrevocable and funds cannot be transferred between the two accounts. Participants may choose investments once each month. The two accounts are:

         4.1 Phantom Stock Account ("PSA"). Deferrals will be treated as if they had purchased shares of EOG Resources, Inc. common stock at the closing stock price on the date of deferral.

         4.2 Flexible Deferral Account ("FDA"). Deferrals will be treated as if they had been directed by Participants into various investment choices, as determined by the Committee. Allocation of investment choices within the FDA shall be made in increments of not less than 5% of a Participant's account balance. Participants may choose investments once each month.

V. EARNINGS ON DEFERRALS

         The Company shall establish a "Deferral Account" in the name of the Participant on the books and records of the Company. The Account shall carry the amount of the deferrals, as made, plus any earnings thereon, as a liability of the Company to the Participant. A Deferral Account, PSA and/or FDA, shall be utilized solely as a device for the measurement and determination of the amount to be paid to the Participant pursuant to this Plan.

         5.1 Phantom Stock Account. Deferrals into the Participant's PSA Deferral Account will be credited with cumulative appreciation and/or depreciation based on the price of EOG Resources, Inc. common stock. Dividend equivalents will be credited quarterly to the Participant's PSA Deferral Account and treated as if reinvested in EOG Resources, Inc. common stock.

         5.2 Flexible Deferral Account. Participants will be asked to select investment funds for their account balances, and returns on Deferral Accounts will be based upon the performance of the Participant's investment choices, less an administrative fee to be determined annually by the Committee. Investment options will include different levels of risk and return such as growth, balanced asset and bond funds, fixed interest accounts, etc.

         5.3 Statement of Accounts. The Committee shall submit to each Participant, within 120 days after the close of each plan year, a statement in such form as the Committee deems desirable setting forth the balance to the credit of such Participant in Participant's Deferral Account as of the last day of the preceding plan year.



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VI. TIMING OF BENEFIT PAYMENTS

         6.1 Initial Payout Elections. Participants may elect a lump sum payout or annual payouts from two years to 15 years following the event of retirement, disability, death, or termination (except for cause). In addition, a Participant may elect to receive a single sum distribution of his or her entire Deferral Account in the event of a Change of Control. The period of benefit payments and the election to receive a Change of Control benefit must be chosen at the time that the election to defer compensation is made (an "Initial Payout Election"). Separate Initial Payout Elections shall be made for the PSA Deferral Account and the FDA Deferral Account.

         6.2 Revised Participant Elections.

         A. Subject to the consent of the Committee and the provisions of this
         Section 6.2, a Participant may change all of his or her Initial Payout Election(s) on a form acceptable to the Committee (a "Revised Payout Election"). The Revised Payout Election shall supersede and replace all prior Initial Payout Elections previously made by the Participant.

         B. A Revised Payout Election shall not become effective until one full calendar-tax year (Jan. 1 - December 31) has expired after such election has been received by the Committee, unless the Committee in its sole discretion accelerates the effectiveness of such Revised Payout Election. If a Revised Payout Election does not become effective, the previous effective election of the Participant shall control.

         6.3 Special Purpose Deferral Account. A Participant may elect to receive an in-service distribution by deferring into a Special Purpose Deferral Account. The Participant may elect to receive payouts over a period of from one to five years, commencing at any time following the first anniversary of the effective date of such election. A Participant may have only one Special Deferral Account maintained in his or her name under the Plan at any given time. A Participant may elect to have additional amounts deferred to such Special Deferral Account, provided distribution is not scheduled to commence for at least one year after the effective date of the deferral election. Payout Elections under the Special Purpose Deferral Account are irrevocable, and remain in effect as long as a Participant remains employed by the Company. In the event of termination of employment for any reason, payout of the Special Purpose Deferral Account shall be made according to the Initial or Revised Payout Election applicable to the applicable termination event.

         6.4 Accelerated Distribution. Notwithstanding any other provision of the Plan, subject to the consent of the Committee, a Participant may elect to receive, on a form acceptable to the Committee, a single sum distribution of all or a portion of the Participant's deferral accounts under the Plan, subject to the following penalties: ten percent (10%) of the elected distribution amount shall be forfeited and 90 percent (90%) of the elected distribution amount shall be paid to the Participant; and the Participant shall be suspended from participation in the Plan for 36 calendar months from the date of such distribution. All eligibility requirements must be met to reenter the Plan. The account balance shall be determined as of the last day of the month preceding the date on which the Committee receives the written request of the Participant. If approved by the Committee, the amount payable shall be paid in a single sum within 60 days following the receipt of the participant's written request by the Plan Committee.


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         6.5 Payout Elections in Certain States. Notwithstanding any provision in this Article VI, or elsewhere in the Plan, with respect to Participants who are employed in states which impose state income tax on Plan benefits, the Committee may determine the amount, manner and/or time of payment of benefits under the Plan, including, but not limited to, a requirement of at least a ten-year minimum payout period for Deferral Plan benefits.


VII. AMOUNT OF BENEFIT PAYMENTS

         7.1 Phantom Stock Account. Payment of the account balance shall be in the form of shares of EOG Resources, Inc. common stock. Unless the Participant or his survivors elect otherwise, a Participant's PSA account balance shall be distributed in a lump sum payment. If a Participant or his survivors elect annual payments, the balance in the Participant's PSA shall be paid as follows:
The number of phantom shares in the account at the beginning of the payout period will be treated as if released in equal amounts over the payout period selected. Dividend equivalents will be paid in cash annually based on the number of phantom shares remaining in the account.

         7.2 Flexible Deferral Account. Payment of the account balance, as of the beginning of the payout period, will be made in equal annual amounts determined by dividing the account balance by the payout period selected. Earnings/losses will be applied to the Deferral Account during the payout period, based upon the investment choices made by the Participant or his survivors. Earnings on the declining account balance will be paid annually. Losses on the declining account balance will be deducted annually from the remaining account balance and may shorten the payout period. Payments will continue until the account balance reaches zero or the elected number of payments have been made, whichever occurs first.


VIII. PAYMENTS AND BENEFITS

         8.1 Retirement Benefit. The Account balance shall be paid as elected by the Participant, with payments commencing by February 15 of the calendar year following Retirement. "Retirement" means, after attainment of age 55 with at least 5 years of service, a Participant's termination of employment and eligibility to receive benefits under the EOG Resources, Inc. Money Purchase Pension Plan.

         8.2 Disability Benefit. The Account balance shall be paid as elected by the Participant by February 15 of the calendar year following onset of the Disability. "Disability" means a physical or mental condition of a Participant resulting from a bodily injury or disease or mental disorder which: a) renders a Participant incapable of continuing the further performance of his normal employment activities with the Company and has been determined by the Committee to be totally and permanently disabled for purposes of receiving long-term benefits under a long-term disability plan maintained by the Company; or b) renders a Director incapable of continuing the further performance of his duties as a Director of the Board.


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         8.3 Termination Benefit. The Account balance shall be paid as elected by the Participant in the event of termination, whether voluntary or involuntary (except termination for cause), with payments commencing by February 15 of the calendar year following Termination.

         8.4 Termination for Cause. Upon a Participant's Termination for Cause, the Participant shall be entitled to receive in a single sum the elective deferred compensation credited to the Account; however, no interest shall be credited to the Account. If the termination is as the result of the Participant's fraud against or theft from the Company, the damages sustained by the Company shall be deducted from the amount payable under this Section 8.4. Payment shall be made in a single sum by February 15 of the calendar year following the date of Termination for Cause. The Participant shall have no further interest in the Account upon such termination of service and such payment. "Termination for Cause" shall mean termination of employment of Participant by the Company because of (1) conviction of a felony relating to or in connection with the Company or the Company's business; (2) willful refusal without proper legal cause to perform duties and responsibilities of employment; or (3) willfully engaging in conduct which the Participant has or reasonably should have reason to know is or will be materially injurious to the Company. Such termination shall be effected by notice thereof delivered by the Company to Participant and shall be effective as of the date of such notice; provided, however, that if (a) termination is because of Participant's willful refusal without proper legal cause to perform any one or more of Participant's duties and responsibilities and (b) within seven days following the date of such notice Participant shall cease such refusal and shall use Participant's best efforts to perform such duties and responsibilities, the termination shall not be effective, and provided further, that the Company shall consult in good faith with Participant and provide an opportunity for Participant to be heard prior to the Company making a determination that any termination under (1), (2), or (3) of this paragraph is Termination for Cause, and that failure to do so shall not constitute Termination for Cause.

         8.5 Hardship Distribution. The Committee has the authority to make or accelerate distributions on account of hardship. Participants must petition the Committee in writing for such distribution, which may be granted, in the sole discretion of the Committee, on account of unforeseeable circumstances causing urgent and severe financial hardship for the Participant. The types of circumstances which usually meet these criteria are accidents and illnesses, large theft and fire losses, severe financial reversals, and large personal judgments. The distribution amount shall be limited to a reasonable, necessary amount to eliminate the hardship.

         8.6 Death Benefit. If death of the Participant should occur prior to the commencement of any other benefits set forth in Section 8.1 - 8.4, the Participant's beneficiary shall receive the Account balances as elected at the time of the deferral election in lieu of any other benefits hereunder. If a Participant dies after benefits have commenced on an installment basis, any amounts unpaid pursuant to Section 8.1 - 8.4 shall be continued, in the manner elected by the Participant, to the beneficiary. Interest will continue to be paid on the Deferral Account during the period of distribution.

         8.7 Change of Control Benefit. If a Participant has elected to receive his benefit upon a Change of Control, the Account balance shall be paid within 30 days after a Change of Control occurs. A "Change of Control" means:


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         A. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this clause (A), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (d) any acquisition by any corporation pursuant to a transaction that complies with subclauses (1), (2) and (3) of clause (C) of this definition;

         B. Individuals who, as of May 8, 2001, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

         C. Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to


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         the extent that such ownership existed prior to the Business
         Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

         D. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

IX. PARTICIPANTS IN THE ENRON CORP. 1992 DEFERRAL PLAN

         Any accrual credit of a Participant under the Enron Corp. 1992 Deferral Plan, and the obligation associated therewith, was assumed by the Company upon the original effective date of this Plan and became part of the Participant's Deferred Benefit Account under this Plan. Each such Participant was allowed to make a one-time irrevocable election to have interest on his Deferred Benefit Account credited using the Flexible Deferral Account method effective January 1, 1996. If such an election was not timely made according to guidelines established by the Company, such Participant's Deferred Benefit Account would and will be credited with earnings based on the Company's mid-term cost of capital, as established annually by the Committee.

X. PARTICIPANTS IN THE PHANTOM STOCK ACCOUNT OF THE ENRON CORP. 1994 DEFERRAL
   PLAN

         Any accrual credit of a Participant under the Enron Corp. 1994 Deferral Plan, and the obligation associated therewith, was assumed by the Company upon the effective date of this Plan and became part of the Participant's Deferred Benefit Account under this Plan. Each such participant was allowed to make a one-time irrevocable election to have his Phantom Stock Account treated as if invested in the Company's common stock. If such an election was timely made according to guidelines established by the Company, conversion occurred on January 1, 1996 and was based on the relative values of Enron Corp. common stock and Company common stock as of December 29, 1995. If such an election was not made, such Participant's Phantom Stock Account would and will continue to be treated as if invested in Enron Corp. common stock.

XI. BENEFICIARY DESIGNATION

         11.1 Beneficiary Designation. Each Participant shall designate in writing a legal or natural person as Beneficiary to whom benefits hereunder are to be paid, if the Participant dies before receiving his entire Account. The beneficiary designation may be changed by the Participant from time to time.


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         11.2 Amendments; Marital Status. If a Participant's compensation is community property, any designation other than the spouse made by a Participant then married shall not be valid or effective if any Beneficiary (or combination thereof) is to receive more than fifty percent (50%) of such Participant's aggregate benefits payable hereunder unless the spouse shall, in a writing delivered to the Committee, approve such designation. Subject thereto, any Beneficiary designation may be changed by a Participant by the written filing of such change by a Participant by the written filing of such change on a form prescribed by the Committee. The written designation of a new Beneficiary will cancel all beneficiary designations previously filed.

         11.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries of a Participant die before the Participant, or before complete payment of all amounts due hereunder, the Committee, in its discretion, may direct the Company to pay the unpaid amounts to one or more of such Participant's relatives by blood, adoption or marriage in any manner permitted by law which the Committee considers to be appropriate, including but not limited to payment to the legal representative or representatives of the estate of the last to die of Participant and Participant's designated beneficiaries.

         11.4 Incompetent. If, in the Committee's opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his or her financial affairs, then the Committee may, until claim is made by a conservator or other person legally charged with the care of his or her person or of his estate, direct the Company to make payment to a relative or friend of such person for his benefit. Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.


XII. RIGHTS OF PARTICIPANTS

         12.1 Participants as General Creditors. Compensation deferred shall be part of the general assets of the Company. The Company shall not be required to segregate, set aside or escrow the compensation deferred, nor earnings credited thereon. With respect to benefits payable under this Plan, the Participants shall have the status of general creditors of the Company. Participants may look only to the Company and its general assets for payment of the Account.

         12.2 Funding of Liabilities. In its sole discretion, the Company may acquire insurance policies or other financial vehicles for the purpose of providing future Company assets to meet its anticipated liabilities under this Plan. Such policies or other investments, shall at all times be and remain unrestricted general property and assets of the Company. Plan Participants shall likewise have no rights, other than as general creditors, with respect to such policies or other acquired assets.


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


XIII. DEFERRED COMPENSATION TRUST

         13.1 Establishment of Trust. Notwithstanding any other provision or interpretation of this Plan, the Company shall establish a trust in which to hold cash, insurance policies or other assets to be used to make or reimburse the Company for payments to the Participants of the benefits under this Plan, provided, however, that the trust assets shall at all times remain subject to the claims of general creditors of the Company in the event of the Company's insolvency.

         13.2 Trust Document. Participants shall be notified when the trust is established and a copy of the trust document will be made available to them on request.

         13.3 Liability. The Company and not the trust shall be liable for paying the benefits set forth in Section VIII. However, after its payment of benefits pursuant to this Plan, the Company may be reimbursed by the trust for the after-tax cost of the benefit payment, upon proof of payment and request for reimbursement.

         13.4 Payment of Benefits. Any payment of benefits made by the trust shall satisfy the Company's obligation to make such payment to the affected Participant.

XIV. EFFECT ON OTHER BENEFITS

         Participation in this Plan may affect the Participant's benefit under other Company plans which are based on compensation.

         14.1 Money Purchase Pension Plan and Savings Plan. Benefits to which the Participant may be entitled under the EOG Resources, Inc. Money Purchase Pension Plan or the EOG Resources, Inc. Savings Plan are based on a percentage of the Participant's compensation. When electing to defer compensation under this Plan, it will reduce the Participant's income used in determining the amount of the Participant's compensation considered under the Money Purchase Pension Plan and Savings Plan. Accordingly, the maximum dollar amount which the Participant will be entitled to contribute to the Savings Plan and which may be contributed by the Company on behalf of the Participant to the Money Purchase Pension Plan will be based on their compensation after deferral.


XV. CLAIMS PROCEDURE

         15.1 Claim. Any claim by a Participant or his Beneficiary (hereinafter "Claimant") for benefits shall be submitted to the Committee. The Committee shall be responsible for deciding whether such claim is within the scope provided by the Plan (a "Covered Claim") or is otherwise subject to payment pursuant to the terms of any plan, and for providing full and fair review of the decision on such claim. In addition, the Committee shall provide a full and fair review in accordance with ERISA, including without limitation Section 503 thereof.

         15.2 Filing a Claim. Each Claimant or other interested person shall file with the Committee such pertinent information as the Committee may specify, and in such manner and form as the


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


Committee may specify and provide, and such person shall not have any rights or be entitled to any benefits or further benefits hereunder, as the case may be, unless such information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits or no further benefits hereunder, as the case may be, shall be payable to such Claimant.

         15.3 Notice of Decision. Notice of a decision by the Committee with respect to a claim shall be furnished to the Claimant within 90 days following the receipt of the claim by the Committee (or within 90 days following the expiration of the initial 90-day period, in a case where there are special circumstances requiring extension of time for processing the claim). If special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Committee to the Claimant prior to the expiration of the initial 90-day period. The notice of extension shall indicate the special circumstances requiring the extension and the date by which the notice of decisions with respect to the claim shall be furnished. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim shall be wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent provisions of the Plan on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
(4) an explanation of the Plan's claims review procedure. If the Committee fails to notify the Claimant of the decision regarding his claim in accordance with the "Claims Procedure" provision, the claim shall be deemed denied and the Claimant shall then be permitted to proceed with the claims review procedure provided herein.

         15.4 Review of Claim. Within 60 days following receipt by the Claimant of notice of the claim denial, or within 60 days following the close of the 90-day period referred to herein, or if the Committee fails to notify the Claimant of the decision within such 90-day period, the Claimant may appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments to the Committee in writing. The decision of the Committee shall be made within 60 days following receipt by the Committee of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing such denied claim). The Committee shall deliver its decision to the Claimant in writing. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

         15.5 Final Decision. For all purposes under the Plan, the decision with respect to a claim if no review is requested and the decision with respect to a claim if review is requested shall be final, binding and conclusive on all interested parties as to matters relating to the Plan.


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


XVI. MISCELLANEOUS PROVISIONS

         16.1 Non-assignability. Neither a Participant nor anyone claiming through him shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto hereby are expressly declared to be non-assignable and non-transferable, nor shall any such right to receive payments hereunder be subject to the claims of creditors of a Participant or anyone claiming through him or to any legal, equitable, or other proceeding or process for the enforcement of such claims.

         16.2 Right of Offset. Pursuant to the following provisions of this paragraph 14.2, the Company shall have a right to offset any benefit payable to a Participant under this Plan by an amount of money owed by Participant to the Company or subsidiary or claimed by the Company or subsidiary to be owed by Participant, for which (a) the Company or subsidiary shall file a lawsuit against Participant and (b) recover a judgment therefor. Upon the filing of such a lawsuit by the Company or a subsidiary against the Participant while benefits under the Plan are payable to Participant, benefits in the amount of judgment claimed in the lawsuit will be suspended until either a judgment is rendered in the lawsuit which is not subject to appeal, or the lawsuit is dismissed and such dismissal is not subject to appeal. If a final judgment is rendered in such lawsuit, then the party in whose favor the final judgment is rendered shall be entitled to petition the court and recover from the other party an amount of money equal to the reasonable costs and expenses of the successful party, including the fees and expenses of counsel, and court costs.

         16.3 Tax Withholding. Notwithstanding the provisions of Section XI, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Internal Revenue Code of 1986 or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

         16.4 Non-Secured Promise. The rights under this Plan of a Participant and any person or entity claiming through him shall be solely those of an unsecured, general creditor of the Company. Any insurance policy or other asset acquired or held by the Company shall not be deemed to be held by the Company for or on behalf of a Participant, or any other person, or to be security for the performance of any obligations hereunder of the Company, but shall, with respect to this Plan, be a general, unpledged, unrestricted asset of the Company. No assets held by any trust established under Section XI shall constitute security for the performance of any obligations hereunder.

         16.5 Independent of Plan. Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other employment agreement or employment benefit agreement or plan or rights that may exist from time to time between the parties hereto. This Plan shall not be deemed to constitute a contract of employment between the Company and a Participant, nor shall any provision hereof restrict the right of the Company to discharge a Participant, or restrict the right of a Participant to terminate his employment with the Company.

         16.6 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or a subsidiary and the Participant, and the Participant (or Participant's Beneficiary) shall have no rights against the Company or a subsidiary except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or a subsidiary or to interfere with the right of the Company or a subsidiary to discipline or discharge Participant at any time.

         16.7 Paragraph Headings. The Paragraph headings used in this Plan are for convenience of reference only and shall not be considered in construing this Plan.

         16.8 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

         16.9 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

         16.10 Responsibility for Legal Effect. Neither the Committee nor the Company makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.

         16.11 Standard of Review. The Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan, including without limitation, the authority to determine any person's right to benefits under the Plan, the correct amount and form of any such benefits; the authority to decide any appeal; the authority to review and correct the actions of any prior administrative committee; and all of the rights, powers, and authorities specified in the Plan. Notwithstanding any provision of law or any explicit or implicit provision of this document or, any action taken, or ruling or decision made, by the Committee in the exercise of any of its powers and authorities under the Plan will be final and conclusive as to all parties other than the Company, including without limitation all Participants and beneficiaries, regardless of whether the Committee or one or more members thereof may have an actual or potential conflict of interest with respect to the subject matter of such action, ruling, or decision. No such final action, ruling, or decision of the Committee will be subject to de novo review in any judicial proceeding; and no such final action, ruling, or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

         16.12 Amendment. The Company may in its sole discretion amend the Plan from time to time. No such amendment shall adversely affect the rights of any Participant or beneficiary with respect to benefits under the Plan related to amounts previously deferred.

         16.13 Termination of the Plan at the Company's Option. Notwithstanding any other provision of this Plan, the Company may terminate this Plan at any time if the Committee, in its sole and absolute discretion, determines that any change in federal or state law, or judicial or administrative interpretation thereof, has materially affected the Company's cost of providing the benefits otherwise payable under this Plan, or for any other reason whatsoever. Except with the consent of a Participant, no such termination shall adversely affect the rights of any Participant or beneficiary with respect to benefits under the Plan related to amount previously deferred. Notwithstanding, payment of benefits accrued under the Plan shall not be accelerated as a result of a Plan termination but shall continue to be paid in the normal forms provided for in the Plan.

         16.14 Successors, Acquisitions, Mergers, Consolidations. The terms and conditions of this Plan and each Deferral Election shall inure to the benefit of and bind the Company, the Participants, their successors, assigns, and personal representatives. The terms successors and assigns as used herein shall include any corporate or other business entity which shall include any consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

         16.15 Controlling Law and Venue. The Plan shall be construed in accordance with the laws of the State of Texas to the extent not preempted by laws of the United States of America. Venue shall lie in Harris County, Texas.

Executed this 13th day of December, 2001, with the approval and authorization of the Board of Directors.


EOG RESOURCES, INC.


By: /s/ PATRICIA EDWARDS
    ------------------------------------

Title:  Vice President, Human Resources,
        Administration and Corporate
        Secretary
       ---------------------------------


ATTEST:

/s/ VICKIE L. GRAHAM
---------------------------------------










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